Exhibit 15.1

Securities and Exchange Commission	Our ref	Letter to SEC_Gold
Washington, D.C, 20549		Fields_final

29 March 2019

Dear Sir or Madam:

Change in registrant’s independent registered public accounting firm

We are currently principal accountants for Gold Fields Limited and, under the date of March 29, 2019, we have reported on the consolidated financial statements of Gold Fields Limited as of and for the years ended December 31, 2018, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2018.

KPMG Inc. will not stand for re-election and will cease to act as principal accountants at the annual general meeting for the year ended December 31, 2018 on 21 May 2019. We have read Gold Fields Limited’s statements included under 16.F of its Form 20-F dated March 29, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Gold Fields Limited’s statement that PwC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Gold Fields Limited’s consolidated financial statements, or the effectiveness of internal control over financing reporting.

Yours faithfully

/s/ KPMG Inc.